Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS’

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-41306 and 333-179737), Form S-4 (No. 333-147473) and Forms S-8 (Nos. 333-166969, 333-155289, 333-69236, 333-46734 and 333-139006) of SBA Communications Corporation of our report dated May 4, 2012 with respect to the balance sheet of Mobilitie Investments, LLC (a Delaware limited liability company) as of December 31, 2011, and the related statements of income, members’ equity, and cash flows for the year then ended and of our report dated May 4, 2012 with respect to the consolidated balance sheet of Mobilitie Investments II, LLC and affiliate as of December 31, 2011, and the related consolidated statements operations, equity, and cash flows for the year then ended, which reports appear in the Form 8-K/A of SBA Communications Corporation filed on May 25, 2012.

/s/ KPMG LLP

Los Angeles, California

May 25, 2012